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EXHIBIT 23.1

Consent of Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 No.            and related Prospectus of MSC Industrial Direct Co., Inc. for the registration of 5,175,000 shares of its Class A common stock and to the incorporation by reference therein of our report dated November 3, 2003, with respect to the consolidated financial statements and schedule of MSC Industrial Direct Co., Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended August 30, 2003, filed with the Securities and Exchange Commission.

                      /s/    ERNST & YOUNG LLP

July 16, 2004
Melville, NY

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Consent of Registered Public Accounting Firm